EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Brown

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Financial Results

for the Third Quarter of 2006

Revenue and Net Income Increased Over Last Year’s Results and FY06 Earnings

Guidance Revised Upward

Lanham, Md., August 7, 2006 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the third quarter of fiscal 2006. Revenues for the quarter were $27.4 million, up from $25.4 million in the third quarter of fiscal 2005—an increase of approximately 8%. Third quarter operating income was $3.9 million compared to $2.6 million for the third quarter last fiscal year, an increase of approximately 47%, while net income was $2.8 million ($0.25 per diluted share) compared to $1.9 million ($0.18 per diluted share) for the third quarter of fiscal 2005, which represents an increase of 48%. Third quarter revenue, operating income, net income and earnings per share were slightly above revised guidance issued in May of this year.

“I am extremely pleased with our third quarter results,” commented Peter J. Gaffney, Chief Executive Officer. “It is clear that our strategy to deliver integrated solutions and outstanding value to our customers is being realized at the bottom line where it counts. I am particularly gratified that all operating units of the business were profitable during the quarter and that all units (including the Product cost center) improved performance over last year’s results,” remarked Mr. Gaffney.

For the nine months ended June 30, 2006 revenues were $88.8 million compared to $70.6 million for the nine months ended June 30, 2005 – an increase of $18.2 million or 26%. For the current nine-month period, operating income was $13.7 million compared to $7.5 million for the same period last year, while net income increased to $9.4 million from $5.1 million, an increase of almost $4.3 million. On a fully diluted per share basis, net income increased to $0.85 during the nine months ended June 30, 2006 from $0.49 during the first nine months of fiscal 2005, an increase of 73%.

“Operating income, net income and earnings per share recorded during the nine months of fiscal year 2006 exceeded results for fiscal year 2005 in its entirety by 40%, 49% and 42% respectively,” commented Mr. Gaffney. “As a result I am reasonably confident that we will exceed revised guidance issued in May that estimated earnings per share at $1.04 for fiscal year 2006 in its entirety: I now believe that fourth quarter earnings per share should be comparable to earnings per share for the third quarter (i.e. $.25 per share) and therefore earnings per share for fiscal year 2006 will be in the $1.10, range” stated Mr. Gaffney.

The Company also announced that its Board of Directors has declared a cash dividend of $0.05 per share to all stockholders of record as of the close of business on August 31, 2006. The dividend is scheduled to be paid on or about September 27, 2006.

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Mr. Gaffney is hosting a conference call Tuesday, August 8, 2006 at 11:00 a.m. Eastern Time (ET). Third quarter results and other Company business will be addressed by Mr. Gaffney. To participate or listen to the call, dial 888-606-5288. A replay of the conference call can be heard August 8, 2006 from 12:30 p.m. ET through Thursday, August 10, 2006 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21300747.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers, satellite manufacturers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system-level and board-level telemetry acquisition products. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Integral Systems has approximately 410 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended June 30, 2006 and 2005

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006 (unaudited)	2005 (unaudited)	2006 (unaudited)	2005 (unaudited)
Revenue	$27,415,992	$25,378,591	$88,825,652	$70,644,893
Total Cost of Revenue	18,200,845	18,033,287	59,552,136	48,833,026

Gross Margin	9,215,147	7,345,304	29,273,516	21,811,867

Operating Expenses
SG&A	4,156,912	3,383,394	11,449,816	10,268,346
Research and Development	563,236	618,852	2,149,569	1,871,850
Stock Based Compensation Cost	130,042	0	256,758	0
Product Amortization	400,000	645,409	1,200,000	1,936,225
Intangible Asset Amortization	104,262	68,750	483,028	206,250

Total Operating Expenses	5,354,452	4,716,405	15,539,171	14,282,671

Income from Operations	3,860,695	2,628,899	13,734,345	7,529,196

Other Income	479,418	241,326	974,293	339,420

Income Before Income Taxes	4,340,113	2,870,225	14,708,638	7,868,616

Income Taxes	1,589,532	1,006,575	5,343,947	2,770,109

Net Income	$2,750,581	$1,863,650	$9,364,691	$5,098,507

Weighted Average Number of Common Shares Outstanding During Period	11,026,439	10,392,973	10,857,121	10,232,203

Earnings Per Share (Basic)	$0.25	$0.18	$0.86	$0.50

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	11,221,116	10,629,952	10,993,572	10,424,185

Earnings Per Share (Diluted)	$0.25	$0.18	$0.85	$0.49

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